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[EL PASO ENERGY LOGO]

POLICY SUBJECT:   RELOCATION FOR EMPLOYEES RELOCATING FROM
                  EL PASO, TEXAS TO HOUSTON, TEXAS, AS A RESULT
                  OF RELOCATING THE CORPORATE OFFICE

EFFECTIVE:   NOVEMBER 1, 1996

     I.  POLICY

         When a regular full-time employee is requested to transfer to Houston, Texas, in 1996 or within the first six months of 1997, as a result of the relocation of El Paso Energy Corporation's headquarters from El Paso, Texas, to Houston, the employee will be reimbursed for certain relocation expenses. The employee is to exercise prudence in any relocation transaction to ensure that reimbursable costs are minimized.

         The company has contracted with Prudential Relocation to provide relocation assistance for employees.

     II. GENERAL PROVISIONS

         o     Transfer must be made at request of the company.

         o A Transfer must meet IRS regulations specifying that the move must be over 50 miles and employee must work full time in the general area of the new work location for at least 39 weeks during the 12 months immediately following the move.

         o     One set of benefits per household.

         o Covers employee and all persons residing permanently in employee's household when transfer request is made.

    III. GENERAL PROVISIONS

         A.    LUMP SUM PAYMENTS

               1.  INCIDENTAL ALLOWANCE

                   The company will provide an incidental allowance equal to 10 percent of his or her annual post-move base salary, grossed up for taxes. The incidental allowance is to be used for expenses not covered elsewhere in this policy. Examples of items which are considered incidental expenses include, but are not limited to, deposits for utilities, deposits for renting and leasing, movement of possessions not covered by this policy (Item III, Section B), cleaning/painting/repairs of new residence, dependent care, equity in new


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                   residence, upgrade of fixtures and appliances, landscaping, movement of a mobile home that is not the primary residence, babysitting and boarding of pets necessitated by the relocation, drivers license, automobile registration, forfeited membership fees, housecleaning and any expenses related to establishing a residence at the new location not covered by the homefinding allowance. Prudential will issue this payment.

               2.  HOMEFINDING ALLOWANCE

                   The company will provide a lump sum payment, grossed up for taxes, for the purpose of establishing a residence at the new location. The payment is based on one-half of the cost of an 8-day, 7-night trip for the employee and one household member to the new location, including round-trip coach airfare, accommodations at a moderately priced hotel, car rental and meals. Prudential will issue this payment.

               3.  TEMPORARY LIVING ALLOWANCE

                   The company will provide a lump sum payment, grossed up for taxes, equal to 3 percent of their annual post-move base salary (a minimum of $1,500) for temporary living expenses for the employee. The Prudential counselor can help make temporary housing arrangements. The employee should call the Prudential counselor and discuss temporary living requirements.

         B.    MOVEMENT OF HOUSEHOLD GOODS AND STORAGE

               Prudential Relocation will arrange for packing, transporting, and unpacking of furniture and normal household effects and the costs will be paid directly by the company. The Prudential counselor will work directly with the employee to arrange for the movement of household effects. Prudential can make arrangements to ship up to two cars.

               The following and similar items will not be moved at the company's expense:

               o    recreational motor vehicles

               o boats, tractors (too large for regular shipment along with household goods)

               o more than two vehicles, i.e., personal automobiles and motorcycles

               o    patio slate, rocks, shrubbery, firewood, etc.

               o lumber or other building material such as cement, gravel, sand, bricks, etc.

               o    frozen food

               o    pets

               o    plants

               Coverage through Prudential includes the purchase of full replacement cost insurance of up to $150,000. The employee is responsible for declaring the actual value of the household goods for the full replacement coverage. Full




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               replacement cost coverage for any declaration of actual value which exceeds $150,000 must have special approval by the Executive Vice President, Human Resources and Administration. Charges for full replacement cost coverage will be paid by the company. In the event of damage to any property, the Prudential counselor will assist in processing insurance claims to facilitate timely resolution of disputes.

               Prudential will arrange for the storage of household goods for a period of 60 days if it is not feasible to immediately move them into a newly acquired residence at the new location. Only those items on the original bill of lading will be stored at company expense. The storage expenses will be paid directly by the company.

               In lieu of company arranged movement of household goods, an employee is eligible for a lump sum payment of $750, not grossed up for taxes, to move his/her household goods. The employee will be responsible for obtaining insurance associated with the move.

               The expense of moving a mobile home, when it is in moveable condition and if the employee does not own the land on which it is situated, is covered if it is the primary residence. Movement of household goods will also be covered, but only when such items cannot be moved within the mobile home. Normal covered costs include tow truck charges, removal and reinstallation of fences, skirting and porches, utilities connection, lease penalty up to three months, insurance and applicable state and local fees to transport and reinstallation of safety devices. If the employee owns the land, the company will not cover the cost of moving the mobile home. It will be covered under the provisions of the home sale program in Section III, paragraph D2.

         C.    TRAVEL TO NEW LOCATION

               The company will reimburse the costs associated with moving the employee and all permanent members of the household to the new location. The following expenses will be reimbursed or arranged:

               o If the employee elects to drive to the new location, mileage at current IRS rate for up to two cars;

               o Cost of one-way coach airfare for employee and all persons residing permanently in the household;

               o Moderate hotel lodging, not to exceed two nights, and reasonable meals not to exceed $25 per person per day for three days.



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         D.    HOME SALE PROGRAM

               An employee who owns his/her primary residence is eligible for home sale benefits offered by Prudential Relocation. The employee must contact his/her Prudential counselor to ensure the maximum benefits are obtained.

               1. INELIGIBLE PROPERTIES - The following properties are considered ineligible properties and therefore will not be eligible for reimbursement of costs associated with sale or purchase of such properties:

                    o Farms, ranches, orchards, summer homes, duplexes or any multiple unit properties

                    o    Cooperative apartments

                    o    Any property with excess acreage for the area

                    o    Any property with over 5 acres

                    o Any residence that contains hazardous or toxic substances or is near hazardous or toxic substances

                    o Non-residential use property, either partial or whole use

                    o    Any property with no access/no easement

                    o Properties without marketable title (i.e., landlocked properties and properties with a cloud on the title)

                    o Any properties that have repairs that are more than 10 percent of the appraised value

                    o    Mobile homes - see Item III, Section D #2

                    All properties must be in marketable condition with no major repairs, structural or code problems which have not been repaired or deducted from equity.

               2. MOBILE HOMES - In lieu of purchasing mobile homes, the company will make a lump sum payment to the employee, grossed up for taxes, if the mobile home meets the following criteria:

                    o    it is the primary residence

                    o    it is permanently affixed

                    o    it meets state requirements

                    o    it is on property (land) owned by the employee

                    The lump sum will be based on the average of one appraisal and one broker's price opinion (must be within 5 percent of each other) times 8 percent.

                    Mobile homes of a moveable nature and reasonable distance are addressed in this policy under Item III, Section B. If the mobile home is moved, the employee is not eligible for a lump sum payment.



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               3.   GUARANTEED OFFER AND HOME MARKETING ASSISTANCE - Employees
                    are encouraged to list their home with a qualified broker and to actively participate in the marketing of the home. The Prudential counselor can assist the employee in the selection of a qualified broker to help maximize marketing efforts. It is recommended that an employee speak to the Prudential counselor before signing any documents with realtors/agents. Any commission that is not considered normal for the area will not be reimbursed by the company.

                    The employee must market their home for at least 60 days and the list price cannot be more than 110 percent of the appraised price in order to be eligible for the Loss Protection on Sale of Home and the Home Sale Program. When listing a home, the employee must include the following exclusion clause to be eligible for the guaranteed offer and/or the amended sale benefits:

                    "It is understood and agreed that regardless of whether or not an offer is presented by a ready, willing, and able buyer:

                    1. No commission or compensation shall be earned by, or due and payable to broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer, and the purchase price delivered to the seller; and

                    2. The seller reserves the right to sell the property at any time to Prudential Relocation, a Division of Prudential Residential Services, Limited Partnership or _________________________ [Name of any other party to be covered by this exclusion clause] (individually and collectively a "Named Prospective Purchaser") to either pay a commission or to continue this listing."

                    While marketing the home, the Prudential counselor will work with the employee to establish a guaranteed offer which is based on the appraisal process. The employee will be able to choose an appraiser and a broker from a list of independent appraisers and brokers provided by the Prudential counselor and approved by the company. To the extent the lower value is within 5 percent of the higher, the two values will be averaged to determine the guaranteed offer. If the two values are not within a 5 percent spread, the employee will be asked to choose a second appraiser from the approved list. The two highest values will then be averaged to determine the guaranteed offer. The employee will have 90 days from the day Prudential makes the guaranteed offer to accept it.




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                    4.   AMENDED VALUE - If an acceptable offer is received, the
                         employee should contact the Prudential counselor immediately. The employee should not orally accept an offer, deposit, or sign any agreement until speaking with the Prudential counselor. If the employee presents an offer which is 97 percent of the Prudential guaranteed offer, the company will ensure the guaranteed offer will be realized. If an employee receives a bona fide offer for more than the guaranteed offer, the guaranteed offer will be amended to the higher offer.

                    5. HOME SALE BONUS - As an incentive to the transferring employee, the company will pay a bonus based on 3 percent of the sale price of the home. The bonus will not be grossed up for taxes and will be:

                         o    based on the sale price of the home

                         o paid if the sale is at least 97 percent of the guaranteed offer

                         o    a minimum of $2,000

                         o paid upon confirmation of legal closing and funding

                         EXAMPLE # 1:

                         Pam finds a buyer who will pay less than the guaranteed offer from the relocation service. She doesn't reject the contract to hold out for the higher price and calls her Prudential counselor to review the offer. She knows that as long as the buyer's contract is 97 percent or more of the relocation service's offer, she will still receive the higher guaranteed offer. The company wants the home to sell and encourages employees to bring all reasonable offers to the relocation service.

                         Pam's guaranteed offer $100,000
                         Pam's buyer $97,000

                         Pam's equity will be based on the guaranteed $100,000 and will be eligible for a home sale bonus of $2,910 ($97,000 X 3%).

                         EXAMPLE # 2:

                         John finds a buyer who will pay more than the guaranteed offer from the relocation service. He doesn't reject the contract from Prudential, and he calls his Prudential counselor to review the offer to make sure it will net him more and then simply amends the Prudential contract for the higher offer.

                         John's guaranteed offer $100,000
                         John's amended value    $102,000

                         John's equity will be based on the amended offer of $102,000 and will be eligible for a home sale bonus of $3,060 ($102,000 X 3%).




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                    6.   LOSS ON SALE - If the guaranteed offer or amended value
                         of the old home is less than the original price, the company will offset the loss. To qualify, the employee must participate in the Home Marketing Assistance Program and market the home for at least 60 days. The employee will receive 100 percent of the loss, grossed up for taxes, which is calculated based on the difference between the original purchase price (based on closing statement) plus any eligible capital improvements and the greater of the guaranteed offer or amended value. If the employee built the home, an itemized list of building expenses and receipts are required to support original purchase price. The employee should call the Prudential counselor with questions regarding original purchase price and sale price definitions.

                    7. SELLING ON YOUR OWN - If an employee decides to sell the home without the help of the relocation company, for a period of not more than one year from the date of transfer, the company will authorize payment of various fees and charges involved in the sale of the employee's residence. These expenses may vary by state. Therefore, before executing an agreement, the employee should contact the Prudential counselor to ensure that these costs will be covered. Such expenses may include:

                         o    attorney's fees, escrow services charges

                         o    revenue stamps

                         o    transfer taxes

                         o    settlement, recording and processing fees

                         o sale commission if paid to a licensed real estate broker and limited to the prevailing normal rate in the area

                         o mortgage prepayment penalty in accordance with the terms of the mortgage

                         o prepayment penalty on existing primary or secondary loan upon proper verification from the institution.

                         The company will not reimburse for mortgage discount points or other closing costs which are agreed to be paid on behalf of the purchaser.

                         Costs associated with selling expenses and reimbursed outside the relocation company are not grossed up for taxes.


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         E.    PURCHASE OF NEW RESIDENCE

               1. The Prudential counselor will coordinate the assistance required for the employee to purchase his/her new residence. It is important that the employee seek assistance from the Prudential counselor before executing any agreement to purchase a new home.

               2. The company will reimburse for various fees and charges which the employee is required by law or local practice to pay in connection with the purchase of a home at the new location. This amount will be grossed up for taxes. The provision will be applicable for a period of not more than one year from the date of transfer. The employee must check with the Prudential counselor for verification of allowable reimbursements. Such expenses may include:

                    o    attorney's fees, escrow service charge

                    o up to 2 percent discount points including loan origination fee

                    o    recording fees

                    o    title insurance policy/binder

                    o    transfer taxes

                    o    credit report

                    o fees for home appraisals if required by the lending institution before a mortgage loan will be approved.

                    o inspection fees (termite, structural) when normal, customary or required by the lender

               3. Equity Loan - Prudential will provide an equity loan for the purpose of purchasing a home at the new work location. In order to receive an equity loan, a copy of a fully executed purchase agreement or binder for the new residence must be submitted before any money is advanced. The loan will not be for more than 120 days, and the interest on the loan will be paid by the company. The maximum loan amount may not exceed 90 percent of the equity in the old home as determined by appraisals. The employee will be required to sign an equity loan note, which will become due and payable at the time full equity is disbursed and Prudential acquires the employee's property.

         F.    MORTGAGE SUBSIDY

               In order to ease the burden which occurs in those cases in which the transferred employee has a home mortgage at the previous location at a lesser interest rate than he or she is able to obtain on a home mortgage at the new location, a mortgage subsidy may be available if the following qualifications are met:

               o Old mortgage interest rate is at least 7 percent (if the old rate is less than 7 percent, then 7 percent will be used).


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               o    New interest rate is at least 1 percent higher than the old.
                    New mortgage loan must be the same type as the old one
                    (i.e., if the old loan was a 30-year fixed rate, the new loan must be a 30-year fixed rate).

               The amount of subsidy is based on the percentage difference between the old and the new mortgages according to the following schedule:

               o    1 percent difference = 1 point

               o    3 percent difference = 4 points

               o    4 percent difference = 6 points

               o    5 percent difference = 8 points

               o    6 percent difference = 10 points

               Each point is equal to 1 percent of the mortgage.

               The subsidy is paid in one lump sum and is not grossed up for taxes. The Prudential counselor will advise the employee if he/she is eligible.

         G.    RENTAL OVERLAP AND LEASE CANCELLATION

               The company will reimburse rental overlap not to exceed one month's rent when an employee locates a rental home or apartment at the new location before being able to vacate the former residence. The company will reimburse the employee for the actual expense (grossed up for taxes) of a lease cancellation for up to two months' rent if required.

         H.    RENTAL ASSISTANCE

               The Prudential counselor will provide information on the local practice and procedures for renting a home in the destination area. The counselor will recommend a real estate broker or rental agency in the destination area to provide the employee with information packages on orientation tours of communities. Prudential will also work with the broker to guide the employee through the rental and lease execution process.

         I.    SPOUSE ASSISTANCE

               An employee's spouse may find it necessary to give up a job because of the relocation. There are often additional expenses associated with securing a position in the new location. The company will reimburse up to $1,000, not grossed up for taxes, for expenses associated with the spouse securing a position in the new location. This includes costs associated with such items as:


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               o    requirements for special certifications

               o    specialized training

               o    placement counseling

               The employee should ask the Prudential counselor to clarify the costs that qualify for reimbursement.

         J.    TAX ASSISTANCE

               Most of the money the company pays to an employee for relocation expenses is considered by the Internal Revenue Service (and many states) as income and is therefore taxable. The company will assist the employee by paying the tax (i.e., provide extra income, also referred to as "gross-up") on most expenses considered non-deductible which cause the employee tax liability.

               The following information lists those items that are grossed up and those items that are not grossed up for federal and FICA tax purposes. Gross-up for state and local taxes will depend on the various state and local laws.

               Items grossed up include:

               o    incidental allowance

               o    homefinding allowance

               o    temporary living allowance

               o    loss protection

               o    lease cancellation

               o    mobile home lump sum payment

               o    closing costs at new location

               o    meals for final move to new location

               o    mileage that is not deductible

               o    storage over 30 days and up to 60 days

               Items not grossed up include:

               o    mortgage subsidy

               o    spousal assistance

               o    home sale bonus

               o reimbursed costs (associated with selling expenses and reimbursed outside the relocation company) for self closing

               o    lump sum for self move

               o    household goods shipment - excluded from income

               o transportation to new location (except meals) - excluded from income

               o    mileage that is deductible - excluded from income

               o    storage less than 30 days - excluded from income




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               Discount points on new home purchase will be tax assisted at time of payment, subject to year-end tax reconciliation.

               Tax assistance includes federal, state, local and FICA (Medicare and social security) and is based on the transferred employee's total compensation from company sources only. Other sources of income, including spouse's income, will not be included in this process. Year-end tax reconciliation is performed and, therefore, may possibly cause adjustments to be made to employee's income and/or taxes at the end of the year.

               If the employee has any questions concerning taxes, he/she should seek professional income tax accountant/consultant guidance.

         K.    PURCHASE OF HOUSTON RESIDENCE

               The company will agree to purchase the home acquired by an employee in connection with the transfer to Houston for an amount equal to the greater of (1) the appraised value (as determined under paragraph D.3 regarding "guaranteed offer"), or (2) the amount of the employee's investment (plus a tax gross-up for applicable taxes that may be due on the difference between the market value and the investment) (as determined under paragraph
               D.6 regarding "loss on sale"). The company's obligation to purchase a residence under this provision applies if (a) the employee is transferred by the company, (b) there is a change of control of El Paso Energy Corporation, or (3) the employee dies, retires or becomes permanently disabled. This benefit applies only to executive officers at grade level D or higher.

     Major deviations from policy require approval by the senior functional officer of Human Resources and Administration of El Paso Energy Corporation.

     This practice does not constitute nor imply a contract between the company and its employees or their dependents. It has been voluntarily adopted for the sole and exclusive use of the company and may be amended or withdrawn at any time without prior notice.





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